Exhibit 2.7

EXECUTION COPY

AMENDMENT NO. 2 TO
STOCK PURCHASE AGREEMENT

     AMENDMENT NO. 2 (the “Amendment”), dated as of August 20, 2003, by and among The News Corporation Limited, an Australia corporation (the “Purchaser”), Hughes Electronics Corporation, a Delaware corporation (“Hughes”), and General Motors Corporation, a Delaware corporation (“GM”), to the Stock Purchase Agreement, dated as of April 9, 2003 (as previously amended, the “Agreement”), by and among Purchaser, Hughes and GM.

     WHEREAS, the parties hereto desire to enter into this Amendment so as to make certain modifications to the Agreement;

     WHEREAS, Section 14.12 of the Agreement permits the Purchaser, GM and Hughes to amend the Agreement only by a written instrument signed on behalf of each of the parties to the Agreement; and

     WHEREAS, GM, Hughes and Purchaser have approved this Amendment and deem it advisable and in the best interests of their respective companies and stockholders to enter into this Amendment;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

AMENDMENTS

          Section 1.1 Amendment to Section 10.3(g). Section 10.3(g) to the Agreement is hereby amended and restated to read in its entirety as follows:

"(g) GM (i) shall have received a ruling (the “Ruling”) from the IRS, in form and substance reasonably satisfactory to GM, to the effect that the distribution of Hughes Common Stock to the holders of GM Class H Common Stock pursuant to the Hughes Common Stock Exchange will constitute a distribution with respect to which no gain or loss will be recognized by GM or the holders of GM Class H Common Stock pursuant to Section 355 and related provisions of the Code; (ii) shall not have been notified by the IRS that the Ruling has been withdrawn, invalidated or modified in an adverse manner; and (iii) shall not have been notified by the IRS, and shall not have otherwise reasonably determined, on the basis of an opinion of outside tax counsel, that there is a more than immaterial possibility that the consummation of the Split-Off will not be tax-free as contemplated by this Agreement;”

ARTICLE II

MISCELLANEOUS

     Section 2.1 Counterparts. This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

     Section 2.2 Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

     Section 2.3 Definitions; Ratification; References. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement. Except as expressly amended hereby, the provisions of the Agreement are and shall remain unmodified and in full force and effect. Each future reference to “hereof”, “herein”, “hereunder”, “hereby” and “this Agreement” shall refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances remain as April 9, 2003, and references to “the date hereof” and “the date of the Agreement” shall continue to refer to April 9, 2003.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

HUGHES ELECTRONICS CORPORATION

By:	/s/ Larry D. Hunter

Name: Larry D. Hunter
Title: Senior Vice President and
General Counsel

THE NEWS CORPORATION LIMITED

By:	/s/ Arthur M. Siskind

Name: Arthur M. Siskind
Title: Director

GENERAL MOTORS CORPORATION

By:	/s/ Walter G. Borst

Name: Walter G. Borst
Title: Treasurer